Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports First Quarter Fiscal 2018 Results

ST. LOUIS--(BUSINESS WIRE)--May 31, 2018--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the first quarter ended May 5, 2018. Given the Company’s previously announced fiscal year-end change, all references to prior year results are based on the recast 13 weeks ended April 29, 2017.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “In the first quarter, as we previously shared, we expected to see a sales and profit decline versus the prior year due to adoption of the new revenue recognition standard and the recent closure of our largest, most productive store located in Anaheim, California. Separately, with a less robust movie lineup for the year, we anticipated softness in licensed product performance. And, while we expected continued traffic declines, this headwind was further exacerbated by the unexpected Toys“R”Us liquidation, which according to our analysis eroded sales in nearby locations.

Ms. John continued, “At the same time, we saw ongoing improvements in operational aspects of the business and progress in key areas of our diversification strategy. Specifically, we generated improvements in conversion along with record high levels in both dollars-per-transaction and units-per-transaction while continuing the transformation of the business from that of a traditional in-line, mall-based retailer to a multi-faceted consumer brand. In addition, sales of proprietary product increased, ecommerce business grew at a double-digit pace, and international franchise revenue benefited from our recent China expansion. We also remained focused on rebalancing our store base toward more productive formats and locations. I continue to be encouraged by the overall strategies we have in place that are designed to capitalize on the power of our iconic brand by increasing the lifetime value of our guests and adding margin-enhancing revenue streams to our Company.”

First Quarter 2018 Highlights (13 weeks ended May 5, 2018, compared to the 13 weeks ended April 29, 2017):

  Total revenues were $83.2 million compared to $91.2 million in the fiscal 2017 first quarter;
  Consolidated net retail sales were $81.4 million compared to $88.7 million in the fiscal 2017 first quarter;
  Retail gross margin declined 340 basis points to 44.3% and included a 30 basis point increase in merchandise margin offset by occupancy deleverage driven by lower sales;
  Selling, general and administrative expenses (“SG&A”) were $36.3 million, or 43.7% of total revenues, compared to $39.2 million, or 43.0% of total revenues, in the fiscal 2017 first quarter;
  GAAP pre-tax income decreased to $0.6 million, including an estimated $0.6 million negative pre-tax impact from adoption of the new revenue recognition standard, compared to $4.4 million in the fiscal 2017 first quarter;
  Income tax expense was $0.3 million with an effective tax rate of 45.2%, compared to $1.8 million with an effective tax rate of 40.6% in the fiscal 2017 first quarter. Further, the first fiscal quarters of 2018 and 2017 included the recognition of $0.1 million and $0.2 million, respectively, of net additional tax expense associated with vested share-based payments; and
  Net income was $0.4 million, or $0.02 per diluted share, compared to $2.6 million, or $0.16 per diluted share, in the fiscal 2017 first quarter.

Store Activity:

In the first quarter of fiscal 2018, the Company opened 2 locations, closed 4 locations and remodeled or reformatted 7 stores into a Discovery format, ending the quarter with 32% of its store base in an updated Discovery design. As of May 5, 2018, the Company operated 352 corporately-managed locations, including 294 in North America and 58 outside of North America. The Company’s international franchisees ended the quarter with 96 stores in 12 countries.

Balance Sheet:

As of May 5, 2018, cash and cash equivalents totaled $18.9 million. The Company ended the quarter with no borrowings under its revolving credit facility. Total inventory at quarter-end was $49.4 million compared to $55.2 million at the end of the first quarter of 2017, a decrease of 10.5%. In the first quarter of fiscal 2018, capital expenditures totaled $3.0 million and depreciation and amortization were $4.1 million.

Fiscal Year Change:

As previously disclosed, the Company's Board of Directors approved a change in the Company’s fiscal year-end, which previously ended on the Saturday closest to December 31, to the Saturday closest to January 31. This change was effective following the end of the Company’s 2017 fiscal year. As a result of this change, the Company is including a one fiscal month transition period, December 31, 2017 through February 3, 2018, as part of this first quarter press release.

Share Repurchase:

Since December 30, 2017, the Company repurchased 616,141 shares of its common stock for $5.3 million, including 528,228 shares during the transition period and 87,913 shares during the first quarter of fiscal 2018. As of May 5, 2018, the Company had $10.0 million remaining on the share repurchase authorization that was adopted in August 2017.

Accounting Changes Impacting Revenue Recognition:

On December 31, 2017, the Company adopted “Revenue from Contracts with Customers” (Accounting Standard Codification “Topic 606”), as required. While the majority of the Company’s revenues were not impacted by Topic 606, the timing of the recognition of breakage revenue for certain gift cards changed. Upon adoption, the Company recorded a pre-tax cumulative effect increase to retained earnings of approximately $12.3 million representing gift card breakage revenue not previously recognized that was accelerated due to Topic 606. The change will negatively impact the Company’s fiscal 2018 total revenue and pre-tax income by an estimated $3.9 million with the remaining balance of the cumulative effect adjustment predominantly impacting fiscal years 2019 and 2020.

2018 Expectations (52 weeks ended February 2, 2019 compared to the 53 weeks ended February 3, 2018):

The Company is providing guidance for its expectations for fiscal year 2018. On a GAAP basis, the Company currently expects:

  Total revenue for the year to be in the range of $345 to $355 million. For the remainder of the fiscal year, the Company expects revenue to be flat to a slight increase compared to the unaudited recast fiscal year ended February 3, 2018 excluding;
    the balance of the negative impact of the previously mentioned accounting changes affecting second quarter through fourth quarter, and the revenue from the one extra week included in the recast 2017 fiscal year;
  Pre-tax income to be in the range of $8.0 million to $11.5 million. As a reminder, 2018 guidance reflects an estimated $3.9 million negative impact due to accounting changes in revenue recognition;
  Diluted earnings per share to be in the range of $0.40 to $0.57, using an effective tax rate of approximately 27%, excluding discrete items;
  Capital expenditures to be in the range of $15 to $18 million with depreciation and amortization in the range of $16 to $17 million; and
  To end the year with cash and cash equivalents in the range of $25 to $30 million.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on June 7, 2018. The telephone replay is available by calling (844) 512-2921. The access code is 13680205.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 400 stores worldwide where guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. In 2018, Build-A-Bear was named to the FORTUNE 100 Best Companies to Work For® list for the 10th year in a row. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $357.9 million in fiscal 2017. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning the potential outcome of exploring strategic alternatives, our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks		5 Weeks
	Ended		Ended		Ended
	May 5,	% of Total	April 29,	% of Total	February 3,	% of Total
	2018	Revenues (1)	2017	Revenues (1)	2018 (2)	Revenues (1)
Revenues:
Net retail sales	$81,425	97.9	$88,743	97.3	29,586	97.9
Commercial revenue	1,019	1.2	2,038	2.2	358	1.2
International franchising	740	0.9	422	0.5	279	0.9
Total revenues	83,184	100.0	91,203	100.0	30,223	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	45,385	55.7	46,456	52.3	16,062	54.3
Cost of merchandise sold - commercial (1)	479	47.0	1,101	54.0	259	72.3
Cost of merchandise sold - international franchising (1)	332	44.9	—	0.0	—	0.0
Total cost of merchandise sold	46,196	55.5	47,557	52.1	16,321	54.0
Consolidated gross profit	36,988	44.5	43,646	47.9	13,902	46.0

Selling, general and administrative expense	36,337	43.7	39,228	43.0	14,920	49.4
Interest expense (income), net	5	0.0	(6)	(0.0)	10	0.0
Income before income taxes	646	0.8	4,424	4.9	(1,028)	(3.4)
Income tax expense (benefit)	292	0.4	1,795	2.0	(183)	(0.6)
Net income	$354	0.4	$2,629	2.9	$(845)	(2.8)

Income per common share:
Basic	$0.02		$0.17		$(0.06)
Diluted	$0.02		$0.16		$(0.06)
Shares used in computing common per share amounts:
Basic	14,582,573		15,561,804		14,860,511
Diluted	14,722,989		15,695,322		14,860,511
(1)	Selected statement of income data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.
(2)	On January 4, 2018, the Company's Board of Directors approved a change in the Company’s fiscal year-end, which previously ended on the Saturday closest to December 31, to the Saturday closest to January 31. This change was effective beginning with the Company’s current 2018 fiscal year, which began on February 4, 2018 and will end on February 2, 2019. As a result of the change, the Company had a one fiscal month transition period, December 31, 2017 through February 3, 2018.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	May 5,	December 30,	April 29,
	2018	2017	2017

ASSETS
Current assets:
Cash and cash equivalents	$18,881	$30,445	$30,189
Inventories	49,423	53,136	55,202
Receivables	8,968	13,302	6,465
Prepaid expenses and other current assets	11,493	13,346	11,575
Total current assets	88,765	110,229	103,431

Property and equipment, net	76,410	77,751	73,937
Deferred tax assets	4,102	6,381	10,090
Other intangible assets, net	950	995	1,512
Other assets, net	2,427	2,633	2,407
Total Assets	$172,654	$197,989	$191,377

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,965	$18,942	$23,442
Accrued expenses	8,739	15,189	12,099
Gift cards and customer deposits	17,007	33,926	31,596
Deferred revenue and other	1,893	1,806	1,943
Total current liabilities	40,604	69,863	69,080

Deferred rent	17,697	17,906	16,458
Deferred franchise revenue	1,142	1,208	516
Other liabilities	1,794	1,697	1,911

Stockholders' equity:
Common stock, par value $0.01 per share	151	155	160
Additional paid-in capital	66,908	68,962	69,187
Accumulated other comprehensive loss	(11,546)	(11,562)	(12,061)
Retained earnings	55,904	49,760	46,126
Total stockholders' equity	111,417	107,315	103,412
Total Liabilities and Stockholders' Equity	$172,654	$197,989	$191,377

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except for per square foot data)

	13 Weeks	13 Weeks
	Ended	Ended
	May 5,	April 29,
	2018	2017

Other financial data:
Retail gross margin ($) (1)	$36,040	$42,287
Retail gross margin (%) (1)	44.3%	47.7%
Capital expenditures (2)	$3,030	$3,808
Depreciation and amortization	$4,115	$3,907

Store data (3):
Number of corporately-managed retail locations at end of period
North America	294	276
Europe	57	60
Asia	1	1
Total corporately-managed retail locations	352	337

Number of franchised stores at end of period	96	88

Corporately-managed store square footage at end of period (4)
North America	716,007	731,427
Europe	79,236	85,177
Asia	1,750	1,750
Total square footage	796,993	818,354
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

Build-A-Bear Workshop, Inc. and subsidiaries
Selected recast historical financial information (unaudited)
(dollars in millions)
	Fiscal 2017
	13 weeks ended April 29, 2017	13 weeks ended July 29, 2017	13 weeks ended October 28, 2017	14 weeks ended February 3, 2018	53 weeks ended February 3, 2018
Net retail sales	$88,743	$76,383	$74,441	$115,478	$355,045
Commercial revenue	2,038	2,086	1,196	1,025	6,345
International franchising	422	711	514	923	2,570
Total revenues	91,203	79,180	76,151	117,426	363,960

Cost of merchandise sold - retail	46,456	42,339	43,267	55,406	187,468
Cost of merchandise sold - commercial	1,101	1,235	558	767	3,661
Cost of merchandise sold - int'l franchising	-	-	-	-	-
Total cost of merchandise sold ($)	47,557	43,574	43,825	56,173	191,129
Total cost of merchandise sold (%) [1]	52.1%	55.0%	57.6%	47.8%	52.5%

Selling, general and administrative	39,228	35,780	36,196	47,633	158,837
Interest expense/(income)	(6)	(10)	7	33	24
Income/(loss) before income taxes	4,424	(164)	(3,877)	13,587	13,970
Income/(loss) before income taxes (%) [1]	4.9%	(0.2)%	(5.1)%	11.6%	3.8%

Retail gross margin ($) [2]	42,287	34,044	31,174	60,072	167,577
Retail gross margin (%) [2]	47.7%	44.6%	41.9%	52.0%	47.2%

Store count	337	353	351	354	354

Selected balance sheet information:
Cash	$30,189	$12,236	$11,381	$21,499	$21,499
Inventory	$55,202	$59,368	$62,854	$58,100	$58,100

(1)	Selected statement of income data expressed as a percentage of total revenues.
(2)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com